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      Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.       )

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                             First Bell Bancorp, Inc.
                ________________________________________________
                (Name of Registrant as Specified In Its Charter)

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    ____________________________________________________________________
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Northwest Bancorp, Inc.                         First Bell Bancorp, Inc.
Liberty and Second Streets                      532 Lincoln Avenue
Warren, PA  16365                               Pittsburgh, PA  15202

FOR IMMEDIATE RELEASE

CONTACTS:
William J. Wagner                               Albert H. Eckert II
President and CEO                               President and CEO
Northwest Bancorp, Inc.                         First Bell Bancorp, Inc.
Warren, Pennsylvania                            Pittsburgh, Pennsylvania
TEL: (814) 726-2140                             TEL: (412) 734-2700


              NORTHWEST BANCORP TO ACQUIRE FIRST BELL BANCORP


     Warren, Pennsylvania and Pittsburgh, Pennsylvania. March 11, 2003. Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank, and First Bell Bancorp, Inc. (Nasdaq: FBBC), the holding company for Bell Federal Savings Association of Bellevue, announced jointly today that they have entered into a definitive agreement whereby Northwest Bancorp and Northwest Savings Bank would acquire First Bell Bancorp and Bell Federal Savings Association of Bellevue, respectively. Under the terms of the agreement, the shareholders of First Bell Bancorp will receive $26.25 in cash for each share of First Bell Bancorp, resulting in a cash payment by Northwest of approximately $120.0 million. Each of the Boards of Directors has approved the transaction. The transaction is expected to be completed in the fourth calendar quarter of 2003 and is subject to approval by the First Bell Bancorp shareholders and applicable regulatory authorities and other customary conditions.

     Albert H. Eckert II, President and CEO of First Bell Bancorp stated, "We are pleased to merge with Northwest. The merger will give us the opportunity to expand services for our customers and allow our offices to continue to operate as community banks. Northwest has the tradition of quality customer service and community involvement that we were seeking in a merger partner." Mr. Eckert continued "The merger with Northwest creates immediate value for our shareholders. First Bell Bancorp's stock price increased by over 52% in 2002 and this all cash transaction not only adds to that gain but also protects it from stock market risk. First Bell Bancorp shareholders will be assured of receiving a 22.1% premium to the pre transaction stock price no matter how the equity market performs during these volatile times. The Board of Directors views this transaction as the successful culmination of the program to enhance shareholder value that we initiated when First Bell Bancorp went public in 1995."

     William J. Wagner, President and CEO of Northwest Bancorp, stated, "We are pleased to announce the merger with First Bell Bancorp and the resulting expansion of our presence in the Pittsburgh market. With the addition of the seven Bell Federal offices, Northwest will operate a network of 23 community banking offices in Allegheny, Butler and Washington counties, which will give our Pittsburgh-area customers more convenient banking. We intend to continue Bell Federal's focus on community banking, and we will continue to follow its tradition as a real community bank that has served the Pittsburgh market for 112 years. At the same time, we plan to expand the menu of traditional banking products and services at the Bell Federal offices and add new, non-traditional services such as brokerage, investment management and trust."

     First Bell Bancorp also announced that it would delay the holding of its annual meeting of stockholders so that its stockholders could consider the adoption of the proposed merger agreement with Northwest at the annual meeting.

     Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp Inc. has assets of $5.0 billion and currently operates 129 community banking facilities in Pennsylvania, New York and Ohio.

     Founded in 1891, Bell Federal Savings and Loan Association of Bellevue, the subsidiary of First Bell Bancorp, operates seven offices in Allegheny county in Bellevue, Wexford, Sewickley, Mt. Lebanon, Oakland, Ross Township and downtown Pittsburgh and has grown to be one of the largest savings banks in the Pittsburgh market. A federally-chartered savings bank, First Bell had assets of $893 million as of December 31, 2002.

                             *        *        *

     First Bell Bancorp, Inc. will be filing relevant documents concerning the merger with the Securities and Exchange Commission ("SEC") including a proxy statement. Investors are urged to read these documents because they contain important information. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by First Bell Bancorp will be available free of charge by contacting Robert C. Baierl, Secretary, First Bell Bancorp, Inc., 532 Lincoln Avenue, Bellevue, Pennsylvania, telephone (412) 734-2700. The directors and executive officers of First Bell Bancorp may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of First Bell Bancorp and ownership of First Bell Bancorp's common stock is set forth in First Bell Bancorp's proxy statement dated March 27, 2002 as filed with the SEC.

     Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed acquisition when it becomes available. First Bell Bancorp stockholders should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.